Exhibit 99.1
Wynn Resorts, Limited Reports Second Quarter 2019 Results

LAS VEGAS, August 6, 2019 — Wynn Resorts, Limited (NASDAQ: WYNN) (the "Company") today reported financial results for the quarter ended June 30, 2019.

"We were pleased to deliver year-over-year revenue growth at all of our properties in the second quarter, with particular strength in our core mass business in Macau and REVPAR in Las Vegas," said Matt Maddox, CEO of Wynn Resorts, Limited. "On the development front, we have made meaningful progress designing and planning the Crystal Pavilion in Macau, which we believe will be a 'must-see' tourism destination on Cotai. We also achieved a significant milestone during the quarter with the successful opening of Encore Boston Harbor, the East Coast’s first premium integrated resort, on June 23. Importantly, the opening of Encore Boston Harbor drives a reduction in our near-term capital expenditures and improvement in our discretionary free cash flow profile. We are also pleased to announce a $1.00 per share dividend for the quarter, consistent with our strategy of capital return to shareholders. We remain excited about the outlook for the Company and we will continue to focus on leveraging our premium-focused business model to drive long-term returns for shareholders."

Operating revenues were $1.66 billion for the second quarter of 2019, an increase of 3.3%, or $52.9 million, from $1.61 billion for the second quarter of 2018. Operating revenues increased $8.3 million, $3.2 million, and $22.6 million at Wynn Palace, Wynn Macau, and our Las Vegas Operations, respectively, from the second quarter of 2018.

On a U.S. generally accepted accounting principles ("GAAP") basis, net income attributable to Wynn Resorts, Limited was $94.6 million, or $0.88 per diluted share, for the second quarter of 2019, compared to $155.8 million, or $1.44 per diluted share, in the second quarter of 2018. The change was primarily due to an increase in pre-opening expenses related to the development of Encore Boston Harbor. Adjusted net income attributable to Wynn Resorts, Limited (1) was $153.9 million, or $1.44 per diluted share, for the second quarter of 2019, compared to $166.2 million, or $1.53 per diluted share, for the second quarter of 2018.

Adjusted Property EBITDA (2) was $480.6 million for the second quarter of 2019, an increase of 0.9%, or $4.2 million, from $476.4 million for the second quarter of 2018. Adjusted Property EBITDA increased $2.9 million and $13.2 million at Wynn Macau and our Las Vegas Operations, respectively, and decreased $12.1 million at Wynn Palace.

Wynn Resorts, Limited also announced today that the Company has approved a cash dividend of $1.00 per share, payable on August 27, 2019 to stockholders of record as of August 16, 2019.

Macau Operations

Wynn Palace

Operating revenues from Wynn Palace were $628.9 million for the second quarter of 2019, a 1.3% increase from $620.6 million for the second quarter of 2018. Adjusted Property EBITDA from Wynn Palace was $167.2 million for the second quarter of 2019, a 6.8% decrease from $179.3 million for the second quarter of 2018.

Casino revenues from Wynn Palace were $528.5 million for the second quarter of 2019, a 0.7% increase from $525.0 million for the second quarter of 2018. Table games turnover in VIP operations was $13.39 billion, a 4.6% decrease from $14.03 billion for the second quarter of 2018. VIP table games win as a percentage of turnover was 3.02%, above the expected range of 2.7% to 3.0% and above the 3.00% experienced in the second quarter of 2018. Table drop in mass market operations was $1.27 billion, a 4.0% increase from $1.22 billion in the second quarter of 2018. Table games win in mass market operations was $296.9 million, a 5.8% increase from $280.6 million for the second quarter of 2018. Table games win percentage in mass market operations was 23.4%, above the 23.0% experienced in the second quarter of 2018. Slot machine handle was $937.8 million, a 0.3% decrease from $941.0 million for the second quarter of 2018. Slot machine win decreased 1.4% to $43.6 million for the second quarter of 2019, compared to $44.2 million for the second quarter of 2018.

Non-casino revenues from Wynn Palace were $100.4 million for the second quarter of 2019, a 5.0% increase from $95.6 million for the second quarter of 2018. Room revenues were $43.2 million for the second quarter of 2019, a 6.0% increase from $40.7 million for the second quarter of 2018. Average daily rate ("ADR") was $265, a 4.1% increase from $254 for the second quarter of 2018. Occupancy increased to 97.4% for the second quarter of 2019, from 96.2% for the second quarter of 2018. Revenue per available room ("REVPAR") was $258, a 5.3% increase from $245 for the second quarter of 2018.

Wynn Macau

Operating revenues from Wynn Macau were $546.5 million for the second quarter of 2019, a 0.6% increase from $543.3 million for the second quarter of 2018. Adjusted Property EBITDA was $175.9 million for the second quarter of 2019, a 1.7% increase from $172.9 million for the second quarter of 2018.

Casino revenues from Wynn Macau were $481.2 million for the second quarter of 2019, a 1.7% increase from $473.3 million for the second quarter of 2018. Table games turnover in VIP operations was $9.28 billion, a 33.4% decrease from $13.93 billion for the second quarter of 2018. VIP table games win as a percentage of turnover was 3.30%, above the expected range of 2.7% to 3.0% and above the 2.56% experienced in the second quarter of 2018. Table drop in mass market operations was $1.35 billion, a 4.2% increase from $1.29 billion for the second quarter of 2018. Table games win in mass market operations was $279.1 million, a 10.7% increase from $252.0 million for the second quarter of 2018. Table games win percentage in mass market operations was 20.7%, above the 19.5% experienced in the second quarter of 2018. Slot machine handle was $925.8 million, a 3.9% decrease from $963.6 million for the second quarter of 2018. Slot machine win increased 5.9% to $42.8 million for the second quarter of 2019, compared to $40.4 million for the second quarter of 2018.

Non-casino revenues from Wynn Macau were $65.3 million for the second quarter of 2019, a 6.8% decrease from $70.0 million for the second quarter of 2018. Room revenues were $26.5 million for the second quarter of 2019, a 2.2% decrease from $27.1 million for the second quarter of 2018. ADR was $281, a 3.2% increase from $272 for the second quarter of 2018. Occupancy decreased to 98.9% for the second quarter of 2019, from 99.4% for the same period of 2018. REVPAR was $278, a 2.6% increase from the second quarter of 2018.

Las Vegas Operations

Operating revenues from our Las Vegas Operations were $464.1 million for the second quarter of 2019, a 5.1% increase from $441.6 million for the second quarter of 2018. Adjusted Property EBITDA from our Las Vegas Operations was $137.4 million, a 10.7% increase from $124.2 million for the second quarter of 2018.

Casino revenues from our Las Vegas Operations were $119.8 million for the second quarter of 2019, a 17.7% increase from $101.7 million for the second quarter of 2018. Table games drop was $440.8 million, a 9.2% increase from $403.7 million for the second quarter of 2018. Table games win was $126.4 million, a 25.2% increase from $101.0 million for the second quarter of 2018. Table games win percentage was 28.7%, above the property’s expected range of 22% to 26% and above the 25.0% experienced in the second quarter of 2018. Slot machine handle was $811.6 million, a 4.3% increase from $778.4 million for the second quarter of 2018. Slot machine win increased 11.6% to $55.1 million, compared to $49.4 million for the second quarter of 2018.

Non-casino revenues from our Las Vegas Operations were $344.4 million for the second quarter of 2019, a 1.3% increase from $339.8 million for the second quarter of 2018. Room revenues were $127.6 million for the second quarter of 2019, a 7.9% increase from $118.3 million for the second quarter of 2018. ADR was $333, a 6.4% increase from $313 in the second quarter of 2018. Occupancy increased to 90.1% for the second quarter of 2019, from 87.7% for the second quarter of 2018. REVPAR was $300, a 9.5% increase from $274 for the second quarter of 2018. Food and beverage revenues decreased 3.3%, to $165.2 million for the second quarter of 2019, compared to $170.9 million for the second quarter of 2018. Entertainment, retail and other revenues increased 1.8%, to $51.6 million for the second quarter of 2019, compared to $50.7 million in the second quarter of 2018.

Encore Boston Harbor

On June 23, 2019, the Company opened Encore Boston Harbor, an integrated resort in Everett, Massachusetts. Encore Boston Harbor features a luxury hotel tower with 671 guest rooms and suites, approximately 210,000 square feet of casino space, 14 food and beverage outlets, one nightclub, approximately 71,000 square feet of meeting and convention space, approximately 7,000 square feet of retail space, and public attractions, including a waterfront park, floral displays, and water shuttle service to downtown Boston. During its eight days of operations in the second quarter of 2019, Encore Boston Harbor's operating revenues were $18.8 million and Adjusted Property EBITDA was $0.1 million. The results of Encore Boston Harbor are presented within Corporate and other for the second quarter of 2019, and will be reported as a separate segment beginning in the third quarter of 2019.

Development Projects

We are constructing an approximately 430,000 square foot meeting and convention facility at Wynn Las Vegas and are reconfiguring the Wynn Las Vegas golf course, which we closed in the fourth quarter of 2017. The facility will feature approximately 217,000 square feet of state-of-the-art meeting and convention space available for group reservations. Based on current designs, we estimate the total project budget to be approximately $425 million. As of June 30, 2019, we have incurred $246.6 million in total project costs. We expect to reopen the golf course in the fourth quarter of 2019 and open the additional meeting and convention space in the first quarter of 2020.

Balance Sheet

Our cash and cash equivalents and restricted cash as of June 30, 2019 totaled $1.51 billion.

Total current and long-term debt outstanding at June 30, 2019 was $9.15 billion, comprised of $3.71 billion of Macau related debt, $3.11 billion of Wynn Las Vegas debt, $983 million of Wynn America debt, $739 million of Wynn Resorts debt, and $611 million of debt held by the retail joint venture which we consolidate.

Conference Call and Other Information

The Company will hold a conference call to discuss its results, including the results of Wynn Las Vegas, LLC, on August 6, 2019 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

On August 8, 2019, the Company will make Wynn Las Vegas, LLC financial information for the quarter ended June 30, 2019 available to noteholders, prospective investors, broker-dealers and securities analysts. Please contact our investor relations office at 702-770-7555 or at investorrelations@wynnresorts.com, to obtain access to such financial information.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, controversy, regulatory action, litigation and investigations related to Stephen A. Wynn and his separation from the Company, extensive regulation of our business, pending or future claims and legal proceedings, ability to maintain gaming licenses and concessions, dependence on key employees, general global political and economic conditions, adverse tourism trends, dependence on a limited number of resorts, competition in the casino/hotel and resort industries, uncertainties over the development and success of new gaming and resort properties, construction risks, cybersecurity risk and our leverage and debt service. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) "Adjusted net income attributable to Wynn Resorts, Limited" is net income (loss) attributable to Wynn Resorts, Limited before litigation settlement expense, nonrecurring regulatory expense, pre-opening expenses, property charges and other, change in derivatives fair value, change in Redemption Note fair value, gain on extinguishment of debt, foreign currency remeasurement loss, net of noncontrolling interests and income taxes calculated using the specific tax treatment applicable to the adjustments based on their respective jurisdictions. Adjusted net income (loss) attributable to Wynn Resorts, Limited and adjusted net income (loss) attributable to Wynn Resorts, Limited per diluted share are presented as supplemental disclosures to financial measures in accordance with GAAP because management believes that these non-GAAP financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to net income (loss) and earnings per share computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income (loss) attributable to Wynn Resorts, Limited and adjusted net income (loss) attributable to Wynn Resorts, Limited per diluted share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) "Adjusted Property EBITDA" is net income (loss) before interest, income taxes, depreciation and amortization, litigation settlement expense, pre-opening expenses, property charges and other, management and license fees, corporate expenses and other, stock-based compensation, gain on extinguishment of debt, change in derivatives fair value, change in Redemption Note fair value and other non-operating income and expenses. Adjusted Property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted Property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors, as well as a basis for determining certain incentive compensation. The Company also presents Adjusted Property EBITDA because it is used by some investors to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, Adjusted Property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted Property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, income taxes and other non-recurring charges, which are not reflected in Adjusted Property EBITDA. Also, Wynn Resorts’ calculation of Adjusted Property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income (loss) attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, (ii) operating income (loss) to Adjusted Property EBITDA, and (iii) net income (loss) attributable to Wynn Resorts, Limited to Adjusted Property EBITDA.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating revenues:
Casino	$1,142,503	$1,100,027	$2,327,604	$2,342,166
Rooms	198,807	186,051	390,077	376,361
Food and beverage	218,022	214,867	391,241	387,089
Entertainment, retail and other	99,000	104,479	200,956	215,386
Total operating revenues	1,658,332	1,605,424	3,309,878	3,321,002
Operating expenses:
Casino	724,987	707,194	1,475,058	1,471,595
Rooms	66,148	63,675	129,854	126,872
Food and beverage	182,080	168,296	330,841	305,954
Entertainment, retail and other	43,514	46,589	87,558	94,619
General and administrative	202,224	183,631	419,546	353,216
Litigation settlement	—	—	—	463,557
Provision (benefit) for doubtful accounts	3,581	(1,390)	9,003	(699)
Pre-opening	69,883	11,196	97,596	21,541
Depreciation and amortization	140,269	137,870	276,826	274,227
Property charges and other	6,930	8,791	9,704	11,842
Total operating expenses	1,439,616	1,325,852	2,835,986	3,122,724
Operating income	218,716	279,572	473,892	198,278
Other income (expense):
Interest income	6,265	6,861	13,552	14,081
Interest expense, net of amounts capitalized	(93,149)	(89,898)	(186,329)	(188,125)
Change in derivatives fair value	(3,304)	—	(4,813)	—
Change in Redemption Note fair value	—	—	—	(69,331)
Gain on extinguishment of debt	—	—	—	2,329
Other	11,715	(957)	5,357	(10,177)
Other income (expense), net	(78,473)	(83,994)	(172,233)	(251,223)
Income (loss) before income taxes	140,243	195,578	301,659	(52,945)
Benefit for income taxes	1,991	9,702	306	120,747
Net income	142,234	205,280	301,965	67,802
Less: net income attributable to noncontrolling interests	(47,683)	(49,524)	(102,542)	(116,353)
Net income (loss) attributable to Wynn Resorts, Limited	$94,551	$155,756	$199,423	$(48,551)
Basic and diluted income (loss) per common share:
Net income (loss) attributable to Wynn Resorts, Limited:
Basic	$0.88	$1.44	$1.87	$(0.46)
Diluted	$0.88	$1.44	$1.86	$(0.46)
Weighted average common shares outstanding:
Basic	106,876	107,792	106,834	105,195
Diluted	107,141	108,405	107,089	105,195
Dividends declared per common share:	$1.00	$0.75	$1.75	$1.25

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss) attributable to Wynn Resorts, Limited	$94,551	$155,756	$199,423	$(48,551)
Litigation settlement expense	—	—	—	463,557
Nonrecurring regulatory expense	—	—	35,000	—
Pre-opening expenses	69,883	11,196	97,596	21,541
Property charges and other	6,930	8,791	9,704	11,842
Change in derivatives fair value	3,304	—	4,813	—
Change in Redemption Note fair value	—	—	—	69,331
Gain on extinguishment of debt	—	—	—	(2,329)
Foreign currency remeasurement (gain) loss	(11,715)	957	(5,357)	10,177
Income tax impact on adjustments	(10,351)	(8,558)	(13,043)	(117,386)
Noncontrolling interests impact on adjustments	1,303	(1,934)	(1,647)	(5,002)
Adjusted net income attributable to Wynn Resorts, Limited	$153,905	$166,208	$326,489	$403,180
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$1.44	$1.53	$3.05	$3.81

Weighted average common shares outstanding - diluted	107,141	108,405	107,089	105,812

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30, 2019
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$76,044	$—	$66,227	$(1,409)	$23,628	$1,447	$1,228	$167,165
Wynn Macau	128,264	—	21,924	2,061	19,649	1,847	2,128	175,873
Other Macau	(3,687)	—	1,116	2	—	2,291	278	—
Total Macau Operations	200,621	—	89,267	654	43,277	5,585	3,634	343,038
Las Vegas Operations	60,207	—	44,237	6,274	21,457	3,640	1,584	137,399
Corporate and other	(42,112)	69,883	6,765	2	(64,734)	26,070	4,272	146
Total	$218,716	$69,883	$140,269	$6,930	$—	$35,295	$9,490	$480,583

	Three Months Ended June 30, 2018
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$82,501	$—	$64,457	$5,633	$23,663	$2,020	$991	$179,265
Wynn Macau	126,268	—	21,604	721	20,488	2,224	1,623	172,928
Other Macau	(3,176)	—	1,105	54	—	1,848	169	—
Total Macau Operations	205,593	—	87,166	6,408	44,151	6,092	2,783	352,193
Las Vegas Operations	51,150	2	47,579	429	20,299	3,702	996	124,157
Corporate and other	22,829	11,194	3,125	1,954	(64,450)	19,785	5,563	—
Total	$279,572	$11,196	$137,870	$8,791	$—	$29,579	$9,342	$476,350

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands) (unaudited)
(continued)

	Six Months Ended June 30, 2019
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$201,835	$—	$132,293	$(289)	$50,848	$2,731	$2,333	$389,751
Wynn Macau	246,661	—	43,836	2,454	38,635	3,342	4,834	339,762
Other Macau	(6,990)	—	2,233	8	—	4,204	545	—
Total Macau Operations	441,506	—	178,362	2,173	89,483	10,277	7,712	729,513
Las Vegas Operations	99,131	—	88,827	6,784	40,178	7,605	3,176	245,701
Corporate and other	(66,745)	97,596	9,637	747	(129,661)	79,962	8,610	146
Total	$473,892	$97,596	$276,826	$9,704	$—	$97,844	$19,498	$975,360

	Six Months Ended June 30, 2018
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other (1)	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$201,972	$—	$128,881	$6,660	$47,888	$3,472	$2,303	$391,176
Wynn Macau	285,729	—	43,774	1,489	43,854	4,088	3,816	382,750
Other Macau	(7,146)	—	2,211	63	—	4,538	334	—
Total Macau Operations	480,555	—	174,866	8,212	91,742	12,098	6,453	773,926
Las Vegas Operations	123,024	8	93,362	1,758	40,338	6,650	1,613	266,753
Corporate and other	(405,301)	21,533	5,999	1,872	(132,080)	499,397	8,580	—
Total	$198,278	$21,541	$274,227	$11,842	$—	$518,145	$16,646	$1,040,679

(1) Corporate expenses and other includes the litigation settlement expense of $463.6 million in the first quarter of 2018.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED TO
ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss) attributable to Wynn Resorts, Limited	$94,551	$155,756	$199,423	$(48,551)
Net income attributable to noncontrolling interests	47,683	49,524	102,542	116,353
Litigation settlement expense	—	—	—	463,557
Pre-opening expenses	69,883	11,196	97,596	21,541
Depreciation and amortization	140,269	137,870	276,826	274,227
Property charges and other	6,930	8,791	9,704	11,842
Corporate expenses and other	35,295	29,579	97,844	54,588
Stock-based compensation	9,490	9,342	19,498	16,646
Interest income	(6,265)	(6,861)	(13,552)	(14,081)
Interest expense, net of amounts capitalized	93,149	89,898	186,329	188,125
Change in derivatives fair value	3,304	—	4,813	—
Change in Redemption Note fair value	—	—	—	69,331
Gain on extinguishment of debt	—	—	—	(2,329)
Other	(11,715)	957	(5,357)	10,177
Benefit for income taxes	(1,991)	(9,702)	(306)	(120,747)
Adjusted Property EBITDA	$480,583	$476,350	$975,360	$1,040,679

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Macau Operations:
Wynn Palace:
VIP:
Average number of table games	112	115	112	115
VIP turnover	$13,388,646	$14,029,065	$26,015,909	$29,414,898
VIP table games win (1)	$404,408	$420,181	$897,592	$820,072
VIP table games win as a % of turnover	3.02%	3.00%	3.45%	2.79%
Table games win per unit per day	$39,827	$40,036	$44,464	$39,289
Mass market:
Average number of table games	214	211	212	211
Table drop (2)	$1,267,153	$1,218,863	$2,571,076	$2,436,064
Table games win (1)	$296,852	$280,568	$612,320	$590,728
Table games win %	23.4%	23.0%	23.8%	24.2%
Table games win per unit per day	$15,232	$14,632	$15,929	$15,482
Average number of slot machines	1,099	1,069	1,095	1,065
Slot machine handle	$937,842	$940,972	$1,912,890	$1,999,068
Slot machine win (3)	$43,567	$44,164	$94,968	$99,949
Slot machine win per unit per day	$436	$454	$479	$518
Room statistics:
Occupancy	97.4%	96.2%	97.3%	96.5%
ADR (4)	$265	$254	$268	$253
REVPAR (5)	$258	$245	$261	$244

Wynn Macau:
VIP:
Average number of table games	110	112	111	113
VIP turnover	$9,275,628	$13,928,463	$19,469,660	$31,015,918
VIP table games win (1)	$305,809	$357,166	$601,107	$802,355
VIP table games win as a % of turnover	3.30%	2.56%	3.09%	2.59%
Table games win per unit per day	$30,560	$35,044	$29,824	$39,295
Mass market:
Average number of table games	205	204	206	203
Table drop (2)	$1,347,435	$1,293,154	$2,699,128	$2,615,969
Table games win (1)	$279,127	$252,038	$543,669	$508,519
Table games win %	20.7%	19.5%	20.1%	19.4%
Table games win per unit per day	$14,929	$13,577	$14,608	$13,808
Average number of slot machines	827	922	827	930
Slot machine handle	$925,784	$963,635	$1,720,151	$1,966,454
Slot machine win (3)	$42,815	$40,426	$80,709	$82,191
Slot machine win per unit per day	$569	$482	$539	$488
Room statistics:
Occupancy	98.9%	99.4%	99.1%	99.2%
ADR (4)	$281	$272	$285	$282
REVPAR (5)	$278	$271	$283	$279

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(unaudited) (continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Las Vegas Operations:
Average number of table games	238	236	238	237
Table drop (2)	$440,766	$403,730	$844,839	$940,311
Table games win (1)	$126,395	$100,987	$237,765	$255,420
Table games win %	28.7%	25.0%	28.1%	27.2%
Table games win per unit per day	$5,832	$4,694	$5,517	$5,950
Average number of slot machines	1,789	1,820	1,798	1,825
Slot machine handle	$811,639	$778,447	$1,600,949	$1,522,580
Slot machine win (3)	$55,128	$49,418	$109,672	$98,681
Slot machine win per unit per day	$339	$298	$337	$299
Room statistics:
Occupancy	90.1%	87.7%	86.3%	85.8%
ADR (4)	$333	$313	$335	$326
REVPAR (5)	$300	$274	$290	$280

(1) Table games win is shown before discounts, commissions and the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis.
(2) In Macau, table drop is the amount of cash that is deposited in a gaming table’s drop box plus cash chips purchased at the casino cage. In Las Vegas, table drop is the amount of cash and net markers issued that are deposited in a gaming table’s drop box.
(3) Slot machine win is calculated as gross slot machine win minus progressive accruals and free play.
(4) ADR is average daily rate and is calculated by dividing total room revenues including complimentaries (less service charges, if any) by total rooms occupied.
(5) REVPAR is revenue per available room and is calculated by dividing total room revenues including complimentaries (less service charges, if any) by total rooms available.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Vincent Zahn
702-770-7555
investorrelations@wynnresorts.com